Exhibit 99.10
Assignment of contracts

This ASSIGNMENT OF PRODUCE CONTRACTS (“Assignment”) is made and executed by and among R & S Dionisio Real Estate and Equipment, LLC, a Colorado limited liability company (“R&S”), Dionisio Produce & Farms, LLC, a Colorado limited liability company (“DPF”) and Russell L. Dionisio (“Dionisio”) on the one hand and hereinafter referred to collectively as “Seller” and TR Bessemer, LLC, a Colorado limited liability company (hereinafter “Buyer” or “TR Bessemer”), a wholly-owned entity of Two Rivers Water Company, a Colorado corporation (“TRWC”), on the other hand.   This Assignment is made pursuant  to that certain Master Agreement between the parties (the “Agreement”), dated the 12th day of April, 2012.

Seller hereby assigns all Seller's right, title, and interest in and to each and all of the following assets:
(i)
All of Seller's rights and privileges under its contracts to sell crops ("Produce Contracts”). These Produce Contracts may be written or oral, but they represent every agreement to sell crops grown and harvested on the farmland owned and controlled by TR Bessemer or its affiliated entity, Dionisio Farms & Produce, Inc.  The Produce Contracts will include, but are not limited to existing, past, or future contracts with Cargill, Taylor Farms, Wal-Mart, Kroger, or Rizes Produce.

(ii)
All of Seller's customer lists, uncollected invoices, credit files, books of account, contracts, sales representation agreements and sales agency agreements (if any), files, papers, books, records, designs, drawings, specifications and engineering data, and all other public or confidential business records, all to the extent reasonably required for the orderly continuation of the business operations, and continued operation of the Produce Contracts, of Seller by Buyer.

And Seller does hereby warrant, covenant and agree that it:
(a)	has valid and effective Produce Contracts that can be sold, assigned, transferred, conveyed, and delivered to Buyer; and

(b)	has the authority to sell, assign, transfer or convey the Produce Contracts;

(c)	will warrant and defend the sale of these Produce Contracts against all and every person or persons whomsoever claiming to or making claim against any or all of them; and

(d)
will cooperate in good faith with TR Bessemer’s, or its assigns, assumption and purchase of the Produce contracts and will take all steps necessary to put Buyer, its successors or assigns, in actual possession and operating control of the Produce Contracts; and

(e)
will execute and deliver such other and further documents and agreements as may be requested by TR Bessemer, or its assigns, to more fully implement and document the intent of the Parties as set forth in this Assignment and in the Master Agreement.

SELLER:

R & S Dionisio Real Estate and Equipment, LLC, a Colorado limited liability company
By:  /s/ Russell Dionisio
Title:  Managing Member

Dionisio Produce & Farms, LLC a Colorado limited liability company
By:           /s/ Russell Dionisio
Title:  Managing Member

BUYER:

TR Bessemer, LLC, a Colorado limited liability company
By:  /s/ Wayne Harding
Its:  Manager

TRWC, INC., a Colorado corporation d/b/a
Two Rivers Water Company
By:  /s/ Wayne Harding, CFO